Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Dell Technologies Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Equity	Class C Common Stock, $0.01 par value per share	Other (2)	55,000,000	$49.42	$2,718,100,000	$0.0000927	$251,968

Total Offering Amounts					$2,718,100,000		$251,968

Total Fee Offsets							—

Net Fee Due							$251,968

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class C common stock, $0.01 par value per share (the “Class C Common Stock”), which, by reason of changes in the capitalization of the registrant and other events specified in the Dell Technologies Inc. 2013 Stock Incentive Plan, as amended and restated, may become subject to such plan.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for purposes of calculating the registration fee, based on the average of the high and low prices per share of the Class C Common Stock on May 31, 2022, as reported on the New York Stock Exchange.